Exhibit 99.1

                  TRANSNET CORPORATION REPORTS YEAR END RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500


Branchburg, New Jersey, September 28, 2006: TRANSNET CORPORATION (OTCBB: TRNT) announced its results for the fiscal year ended June 30, 2006.

TransNet reported that for the fiscal year ended June 30, 2006, revenues increased to $35,415,162 as compared to revenues of $34,040,991 for the fiscal year ended June 30, 2005, and reported a net loss for fiscal 2006 of $998,125 or $0.21 per share, as compared with a net loss of $1,376,278 or $0.29 per share for fiscal 2005.

Steven J. Wilk, President said "Our results for the fiscal year were negatively impacted by a significant reduction during the fourth quarter in revenues generated from business with various New Jersey state entities, local municipalities, and school districts. As a result of the State of New Jersey budgetary crisis, we were impacted by a slowdown anticipating the shutdown of the State, as well as the shutdown itself, which stopped funds to government services and related projects. Further, due to the changes of governing administrations within the state, various other projects were placed on hold pending reviews.

We are optimistic about our future based on our record number of outstanding proposals with the governmental and commercial clients for their IP and telecommunications related projects. We believe some of the larger State of New Jersey proposals will be decided upon and announced by the end of the calendar year. The State of New Jersey is continuing its education initiative through the School Construction Corporation ("SCC"), and a new round of funding and proposals will be announced in 2007. During the last round of proposals, TransNet was successful in winning approximately $8,000,000 in business from the SCC, of which approximately 50% has yet to be delivered and/or installed as school construction progresses.

Continuing our growth in the VoIP arena, TransNet Corporation is pursing ways to assist our clients who utilize different communications systems within their organizations to provide seamless communication, within the organization itself as well as from one organization to another. Four years ago, we enhanced our product and service offerings with Internet Protocol Communication products, and now we have embarked on the next step in the natural evolution of products with Internet Protocol Interoperability Communication System ("IPICS") products. This suite of products and services ensures that various companies and governmental agencies using different communication systems and platforms can communicate with each other to enhance productivity or during emergencies. Over the next few years, state agencies and municipalities will receive funding from Federal Homeland Security to address these communication enhancements, and we will pursue all opportunities in New Jersey and Pennsylvania.

To expand our customer base, during the June quarter, TransNet Corporation opened a sales office in the Philadelphia, Pennsylvania area. We are optimistic this expansion will contribute to our future growth in this area rich in both commercial clients and institutions of higher learning. During fiscal 2006, we generated over $1,500,000 in revenues from this area, and we are confident we can increase sales in this area by over 25% per year. As this new office achieves profitability, we plan to open additional offices within our growing geographic territory. We believe this expansion is the best way to provide organic growth for our shareholders.

We are proud that, in light of our successes within the State of New Jersey, Cisco Systems, Inc developed a video regarding one of our recent successes for distribution. To obtain a DVD copy, please go our web page at www.transnet.com and click on "Investor Relations" and then investor contact page."

ABOUT TRANSNET

TransNet Corporation is a leading IP Telephony and IT sales and support provider for corporate, municipal, and educational clients. TransNet provides sophisticated solutions, including system design and integration, post-installation support services, call centers and help desk services, as well as end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as K-12 and higher educational clients, and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE  IMPACT  OF  ECONOMIC   CONDITIONS   GENERALLY   AND  IN  THE  INDUSTRY  FOR
MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 (Table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY

                                                      Twelve Months Ended
                                                            June 30,
                                                     2006              2005
                                                     ----------------------

Revenue                                           $35,415,162       $34,040,991
Pre-Tax (loss)                                      ($998,125)      ($1,808,065)
Net (loss)                                          ($998,125)      ($1,376,278)
Basic and diluted net loss per share                   ($0.21)           ($0.29)
Weighted average shares outstanding:
   Basic                                            4,823,304         4,818,304
   Diluted                                          4,823,304         4,818,304


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